EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT DATED OCTOBER 1, 2003

The undersigned hereby agree that the employment agreement by and between the Stonewood Insurance Management Company, Inc. and C. Kenneth Mitchell, dated as of October 1, 2003 (the “Employment Agreement”) is amended as provided herein, effective October 1, 2006

The first sentence of Section 2 shall be deleted in its entirety and replaced with the following: “Executive shall be paid, as a “Base Salary,” not less than Three Hundred Thirty-Four Thousand Two Hundred and Eight ($334,208) per year, payable in periodic installments in accordance with the Company’s regular payroll practices.”

Except as expressly provided above, the Employment Agreement shall remain in full force and effect.

Acknowledged and Agreed:

/s/ C. Kenneth Mitchell	Stonewood Insurance Management Co., Inc.
C. Kenneth Mitchell
By: /s/ Michael T. Oakes
Dated: September 11, 2006	Dated: September 11, 2006